File No. 33-08214
811-04813

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 84	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 55	[X]

Dreyfus Funds, Inc.
(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation
200 Park Avenue, New York, New York 10166
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq.
200 Park Avenue
New York, New York 10166
(Name and Address of Agent for Service)

COPY TO:

Clifford Alexander, Esq.
K&L Gates LLP
1601 K Street NW
Washington, DC 20006-1600

David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maine Lane
New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of opinion and consent from Registrant’s counsel.

This Post-Effective Amendment is being filed solely to file an Opinion letter and Consent from the Registrant’s counsel, K& L Gates LLP.

PART C: OTHER INFORMATION

Item 23. Exhibits

(a)	(1)	Articles of Incorporation of Founders Funds, Inc.,
dated June 19, 1987.[1]

	(2)	Articles Supplementary to the Articles of Incorporation,
filed November 25, 1987.[1]

	(3)	Articles Supplementary to the Articles of Incorporation,
filed February 25, 1988.[1]

	(4)	Articles Supplementary to the Articles of Incorporation,
filed December 12, 1989.[1]

	(5)	Articles Supplementary to the Articles of Incorporation,
filed May 3, 1990.[1]

	(6)	Articles Supplementary to the Articles of Incorporation,
filed September 22, 1993.[1]

	(7)	Articles Supplementary to the Articles of Incorporation,
filed December 27, 1995.[1]

	(8)	Articles Supplementary to the Articles of Incorporation,
filed May 20,1996.[2]

	(9)	Articles Supplementary to the Articles of Incorporation,
filed October 21, 1996.[2]

	(10)	Articles Supplementary to the Articles of Incorporation,
filed April 9, 1997.[3]

	(11)	Articles of Amendment to the Articles of Incorporation,
filed April 27, 1999.[5]

	(12)	Articles Supplementary to the Articles of Incorporation,
filed October 25, 1999.[6]

	(13)	Articles Supplementary to the Articles of Incorporation,
filed December 29, 1999.[6]

	(14)	Articles of Amendment to the Articles of Incorporation,
filed December 29, 1999.[6]

	(15)	Articles of Amendment to the Articles of Incorporation,
effective December 22, 2004. [11]

	(16)	Articles Supplementary to the Articles of Incorporation, filed
November 30, 2006. [13]

	(17)	Articles of Amendment to the Articles of Incorporation, effective
June 1, 2007. [14]

	(18)	Articles Supplementary to the Articles of Incorporation, effective
June 1, 2007. [14]

	(19)	Articles Supplementary to the Articles of Incorporation, effective
August 26, 2008. [15]

	(20)	Articles of Amendment to the Articles of Incorporation, effective
December 1, 2008. [15]

(b)		By-Laws of Dreyfus Funds, Inc. (formerly known as Dreyfus
Founders Funds, Inc.), as amended May 13, 2009. [16]

(c)		Provisions defining the rights of holders of securities are contained in
Article Fifth of the Registrant's Articles of Incorporation, as amended, the Articles Supplementary to the Articles of Incorporation filed
October 25, 1999, and Articles II, IV, VII and IX of the Registrant's
Bylaws.

(d)		Investment Advisory Agreement between Dreyfus Funds, Inc. and
The Dreyfus Corporation, dated September 1, 2009.[16]

(e)	(1)	Form of Underwriting Agreement between Dreyfus Funds, Inc. and
MBSC Securities Corporation (formerly known as Dreyfus Services
Corporation), dated March 22, 2000, amended October 2009.[16]

	(2)	Form of Distribution and Shareholder Support Agreement for
Dreyfus Funds, Inc. - Class F Shares. [14]

	(3)	Form of Broker-Dealer Agreement for Dreyfus Funds, Inc. [15]

	(4)	Form of Bank Affiliated Broker-Dealer Agreement for Dreyfus
Funds, Inc.[8]

	(5)	Form of Bank Agreement for Dreyfus Funds, Inc. [15]

		(6)	Form of Supplement to Service Agreements dated October 1, 2006. [13]

			Form of Supplement to Service Agreements dated April 16, 2007. [13]
		(7)
			Form of Supplemental Agreement to Broker-Dealer Agreements and
			Bank Agreements for Dreyfus Funds, Inc. [14]
		(8)

	(f)		Not applicable.

	(g)	(1)	Mutual Fund Custody and Services Agreement between Dreyfus
			Funds, Inc. and The Bank of New York Mellon (by operation of law
			the legal successor under the agreements with the Funds to Mellon
			Bank, N.A.), dated September 1, 2002. [9]

			Amendment to Mutual Fund Custody and Services Agreement
		(2)	between Dreyfus Funds, Inc. and The Bank of New York Mellon,
			dated September 1, 2006. [13]

			Amendment to Mutual Fund Custody and Services Agreement
		(3)	between Dreyfus Funds, Inc. and The Bank of New York Mellon,
			dated September 1, 2008. [15]

	(h)	(1)	Amended and Restated Shareholder Services Agreement between
			Dreyfus Funds, Inc. and MBSC Securities Corporation, dated
			September 1, 2009. [16]

		(2)	Amended and Restated Fund Accounting and Administrative
			Services Agreement between Dreyfus Funds, Inc. and The Dreyfus
			Corporation, dated August 20, 2008. [15]

		(3)	Shareholder Services Plan, dated December 31, 1999.[5]

	(i)	(1)	Opinion and consent of Moye, Giles, O’Keefe,
			Vermeire & Gorrell. [5]

(i)		(2)	Opinion and consent of Registrant’s counsel [18]

	(j)		Consent of Independent Registered Public Accounting Firm. [17]

(k) Not applicable.

(l) Investment letters from MBC Investment Corporation, dated December 30, 1999.7

(m) (1) Amended and Restated Dreyfus Funds, Inc. Rule 12b-1 Distribution Plan (For Class F shares only), dated December 31, 1999 and amended August 19, 2009. 16

(2) Dreyfus Funds, Inc. Distribution Plan for Classes B and C, dated December 31, 1999 and amended August 19, 2009.16

(n) Dreyfus Funds, Inc. Rule 18f-3 Plan, as amended February 4, 2009. 15

(p) (1) Code of Ethics for the Independent Directors of Dreyfus Funds, Inc., effective March 31, 2010. 16

(2) The Bank of New York Mellon Personal Securities Trading Policy. 16

(q) Power of Attorney of Bradley J. Sakpyak, James Windels and Trustees, dated October 28, 2009. 16

1 Filed previously on EDGAR with Post-Effective Amendment No. 60 to the Registration Statement on April 29, 1996 and incorporated herein by reference.

2 Filed previously on EDGAR with Post-Effective Amendment No. 62 to the Registration Statement on February 24, 1997 and incorporated herein by reference.

3 Filed previously on EDGAR with Post-Effective Amendment No. 63 to the Registration Statement on February 27, 1998 and incorporated herein by reference.

5 Filed previously on EDGAR with Post-Effective Amendment No. 65 to the Registration Statement on October 7, 1999 and incorporated herein by reference.

6 Filed previously on EDGAR with Post-Effective Amendment No. 66 to the Registration Statement on December 29, 1999 and incorporated herein by reference.

7 Filed previously on EDGAR with Post-Effective Amendment No. 67 to the Registration Statement on February 29, 2000 and incorporated herein by reference.

8 Filed previously on EDGAR with Post-Effective Amendment No. 68 to the Registration Statement on February 28, 2001 and incorporated herein by reference.

9	Filed previously on EDGAR with Post-Effective Amendment No. 71 to the Registration
Statement on February 28, 2003 and incorporated herein by reference.

[10]	Filed previously on EDGAR with Post-Effective Amendment No. 72 to the Registration
Statement on February 27, 2004 and incorporated herein by reference.

[11]	Filed previously on EDGAR with Post-Effective Amendment No. 74 to the Registration
Statement on February 28, 2005 and incorporated herein by reference.

[12]	Filed previously on EDGAR with Post-Effective Amendment No. 76 to the Registration
Statement on April 27, 2006 and incorporated herein by reference.

[13]	Filed previously on EDGAR with Post-Effective Amendment No. 77 to the Registration
Statement on March 2, 2007 and incorporated herein by reference.

[14]	Filed previously on EDGAR with Post-Effective Amendment No. 78 to the Registration
Statement on February 29, 2008 and incorporated herein by reference.

15	Filed previously on EDGAR with Post-Effective Amendment No. 80 to the Registration
Statement on February 26, 2009 and incorporated herein by reference.

[16]	Filed previously on EDGAR with Post-Effective Amendment No. 82 to the Registration
Statement on February 25, 2010 and incorporated herein by reference.

[17]	Filed previously on EDGAR with Post-Effective Amendment No. 83 to the Registration
Statement on April 29, 2010 and incorporated herein by reference.

[18]	Filed herewith

Item 24. Persons Controlled by or Under Common Control with the Fund

Not applicable

Item 25. Indemnification

Indemnification provisions for officers, directors, employees, and agents of the Registrant are set forth in Article XII of the By-Laws of the Registrant, which By-Laws were filed herein. Section 12.01 of Article XII of the By-Laws provides that the Registrant shall indemnify each person who is or was a director, officer, employee or agent of the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the full extent permitted by Section 2-418 of the General Corporation Law of Maryland or any other applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be provided to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 26. Business and Other Connections of the Investment Adviser

The Dreyfus Corporation (“Dreyfus”) and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer of shares of investment companies sponsored by Dreyfus and of other investment companies for which Dreyfus acts as investment adviser, sub-investment adviser or administrator.

ITEM 26.	Business and Other Connections of Investment Adviser (continued)
Officers and Directors of Investment Adviser

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum	MBSC Securities Corporation++	Chief Executive Officer	3/08 - Present
Chief Executive Officer		Chairman of the Board	3/08 - Present
and Chair of the Board		Director	6/07 - 3/08
		Executive Vice President	6/07 - 3/08

J. Charles Cardona	MBSC Securities Corporation++	Director	6/07 - Present
President and Director		Executive Vice President	6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin	None
Vice Chair and Director

Phillip N. Maisano	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present
Director, Vice Chair and
Chief Investment Officer

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A.+	Senior Vice President	4/06 - 6/08

	BNY Alcentra Group Holdings, Inc.++	Director	10/07 - Present

	BNY Mellon Investment Office GP LLC*	Manager	4/07 - Present

	Mellon Global Alternative Investments Limited	Director	8/06 - Present
London, England

	Pareto Investment Management Limited	Director	4/08 - Present
London, England

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management, LLC*	Manager	12/06 - Present

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Chairman of Board	8/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates
	Founders Asset Management LLC****	Member, Board of	11/06 - 12/09
Managers
	Standish Mellon Asset Management Company,	Board Member	12/06 - Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Mellon Capital Management Corporation***	Director	12/06 - Present
	Mellon Equity Associates, LLP+	Board Member	12/06 - 12/07
	Newton Management Limited	Board Member	12/06 - Present
London, England
	Franklin Portfolio Associates, LLC*	Board Member	12/06 - Present
Mitchell E. Harris	Standish Mellon Asset Management Company	Chairman	2/05 - Present
Director	LLC	Chief Executive Officer	8/04 - Present
	Mellon Financial Center	Member, Board of	10/04 - Present
	201 Washington Street	Managers
Boston, MA 02108-4408
	Alcentra NY, LLC++	Manager	1/08 - Present
	Alcentra US, Inc. ++	Director	1/08 - Present
	Alcentra, Inc. ++	Director	1/08 - Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present
	Pareto New York LLC++	Manager	11/07 - Present
	Standish Ventures LLC	President	12/05 - Present
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
		Manager	12/05 - Present
	Palomar Management	Director	12/97 - Present
London, England
	Palomar Management Holdings Limited	Director	12/97 - Present
London, England
	Pareto Investment Management Limited	Director	9/04 - Present
London, England
Jeffrey D. Landau	The Bank of New York Mellon+	Executive Vice President	4/07 - Present
Director
	Allomon Corporation+	Treasurer	12/07 - Present
	APT Holdings Corporation+	Treasurer	12/07 - Present
	BNY Mellon, N.A.+	Treasurer	7/07 - 0/10
	Mellon Funding Corporation+	Treasurer	12/07 - 12/09
	The Bank of New York Mellon Corporation+	Treasurer	7/07 - 01/10

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates
Ronald P. O’Hanley	The Bank of New York Mellon Corporation *****	Vice Chairman	7/07 - Present
Director
	Mellon Trust of New England, N.A. *	Vice Chairman	4/05 - 6/08
	The Bank of New York Mellon *****	Vice Chairman	7/08 - Present
	BNY Mellon, National Association +	Vice Chairman	7/08 - Present
	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present
	BNY Mellon Investment Office GP LLC+	Manager	4/07 - Present
	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940
	Ivy Asset Management Corp.	Director	12/07 - Present
One Jericho Plaza
Jericho, NY 11753
	Neptune LLC+++++	Chairman	7/98 - Present
		President	7/98 - Present
		Member, Management	6/98 - Present
Committee
	Pareto Investment Management Limited	Director	9/04 - Present
London, England
	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*
	The Boston Company Asset Management, LLC*	Manager	12/97 - Present
	The Boston Company Holding, LLC*	Vice Chairman	2/07 - Present
	Walter Scott & Partners Limited	Director	10/06 - Present
Edinburgh, Scotland
	WestLB Mellon Asset Management Holdings	Director	4/06 - Present
Limited
Dusseldorf, Germany
	Mellon Bank, N.A. +	Vice Chairman	6/01 - 6/08
	Standish Mellon Asset Management Company,	Board Member	7/01 – Present
LLC
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408
	Franklin Portfolio Holdings, LLC*	Director	12/00 - Present
	Franklin Portfolio Associates, LLC*	Director	4/97 – Present
	Pareto Partners (NY) ++	Partner Representative	2/00 - Present

	Buck Consultants, Inc.++	Director	7/97 - Present

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Newton Management Limited	Executive Committee	10/98 - Present
	London, England	Member
		Director	10/98 - Present

	BNY Mellon Asset Management Japan Limited	Director	6/06 - Present
Tokyo, Japan

	TBCAM Holdings, LLC*	Director	1/98 – Present

	MAM (MA) Holding Trust+++++	Trustee	6/03 – Present

	MAM (DE) Trust+++++	Trustee	6/03 – Present

	Pareto Partners	Partner Representative	5/97 – Present
The Bank of New York Mellon Centre
160 Queen Victoria Street
London England

	Mellon Capital Management Corporation***	Director	2/97 – Present

	Mellon Equity Associates, LLP+	Executive Committee	1/98 – 12/07
Member
		Chairman	1/98 – 12/07

	Mellon Global Investing Corp.*	Director	5/97 – Present
		Chairman	5/97 - Present
		Chief Executive Officer	5/97 – Present

Cyrus Taraporevala	Urdang Capital Management, Inc.	Director	10/07 - Present
Director	630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	The Boston Company Asset Management NY,	Manager	08/06 – Present
LLC*

	The Boston Company Asset Management LLC*	Manager	01/08 – Present

	BNY Mellon, National Association+	Senior Vice President	07/06 - Present

	The Bank of New York Mellon*****	Senior Vice President	07/06 - Present

Scott E. Wennerholm	Mellon Capital Management Corporation***	Director	10/05 - Present
Director

	Newton Management Limited	Director	1/06 - Present
London, England

	Gannett Welsh & Kotler LLC	Manager	11/07 - Present
	222 Berkley Street	Administrator	11/07 - Present
Boston, MA 02116

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Ivy Asset Management Corp.	Director	12/07 - Present
One Jericho Plaza
Jericho, NY 11753

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Urdang Capital Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	Urdang Securities Management, Inc.	Director	10/07 - Present
630 West Germantown Pike, Suite 300
Plymouth Meeting, PA 19462

	EACM Advisors LLC	Manager	6/04 - Present
200 Connecticut Avenue
Norwalk, CT 06854-1940

	Franklin Portfolio Associates LLC*	Manager	1/06 - Present

	The Boston Company Asset Management NY,	Manager	10/07 - Present
LLC*

	The Boston Company Asset Management LLC*	Manager	10/05 - Present

	Pareto Investment Management Limited	Director	3/06 - Present
London, England

	Mellon Equity Associates, LLP+	Executive Committee	10/05 - 12/07
Member

	Standish Mellon Asset Management Company,	Member, Board of	10/05 - Present
	LLC	Managers
Mellon Financial Center
201 Washington Street
Boston, MA 02108-4408

	The Boston Company Holding, LLC*	Member, Board of	4/06 - Present
Managers

	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A. +	Senior Vice President	10/05 - 6/08

	Mellon Trust of New England, N. A.*	Director	4/06 - 6/08
		Senior Vice President	10/05 - 6/08

	MAM (DE) Trust+++++	Member of Board of	1/07 - Present
Trustees

	MAM (MA) Holding Trust+++++	Member of Board of	1/07 - Present
Trustees

Bradley J. Skapyak	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
Chief Operating Officer
and Director
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

Dwight Jacobsen	Pioneer Investments	Senior Vice President	4/06 - 12/07
Executive Vice President	60 State Street
and Director	Boston, Massachusetts

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Patrice M. Kozlowski	None
Senior Vice President –
Corporate
Communications

Gary Pierce	The Bank of New York Mellon *****	Vice President	7/08 - Present
Controller

	BNY Mellon, National Association +	Vice President	7/08 - Present

	The Dreyfus Trust Company+++	Chief Financial Officer	7/05 - 6/08
		Treasurer	7/05 - 6/08

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director	6/07 - Present
		Chief Financial Officer	6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09

	Dreyfus Consumer Credit	Treasurer	7/05 - Present
Corporation ++

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 - Present

	Dreyfus Service	Treasurer	7/05 - Present
Organization, Inc.++
	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly	The Dreyfus Family of Funds++	Chief Compliance	10/04 - Present
Chief Compliance Officer		Officer
	Laurel Capital Advisors, LLP+	Chief Compliance	4/05 - Present
Officer
	The Mellon Funds Trust++	Chief Compliance	10/04 - Present
Officer
	MBSC Securities Corporation++	Chief Compliance	6/07 – Present
Officer

Gary E. Abbs	The Bank of New York Mellon+	First Vice President and	12/96 – Present
Vice President – Tax		Manager of Tax
Compliance

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Chairman	01/09 – Present
		President	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Jill Gill	MBSC Securities Corporation++	Vice President	6/07 – Present
Vice President –
Human Resources
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Mellon Bank N.A. +	Vice President	10/06 – 6/08

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

Joanne S. Huber	The Bank of New York Mellon+	State & Local	07/1/07 –
Vice President – Tax		Compliance Manager	Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Anthony Mayo	None
Vice President –
Information Systems

John E. Lane	A P Colorado, Inc. +	Vice President – Real	8/07 - Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 - 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	AP Wheels, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 - Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Eagle Investment Systems LLC	Vice President– Real	8/07 - Present
	65 LaSalle Road	Estate and Leases
West Hartford, CT 06107
	East Properties Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Bank Community Development	Vice President– Real	11/07 - Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 - Present
Estate and Leases
	Mellon Funding Corporation+	Vice President– Real	12/07 - Present
Estate and Leases
	Mellon Holdings, LLC+	Vice President– Real	12/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	Mellon International Leasing Company+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President– Real	8/07 - 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President– Real	8/07 - 7/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 - 07/08
Estate and Leases
	Mellon Trust Company of New England, N.A.+	Vice President– Real	8/07 - 6/08
Estate and Leases
	Mellon Trust Company of New York LLC++	Vice President– Real	8/07 - 6/08
Estate and Leases
	Mellon Ventures, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Melnamor Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 - Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	Pareto New York LLC++	Vice President– Real	10/07 - Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Promenade, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	RECR, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	SKAP #7+	Vice President– Real	8/07 - 11/07
Estate and Leases
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

	Texas AP, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 - Present
Estate and Leases
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
Jeanne M. Login	A P Colorado, Inc. +	Vice President– Real	8/07 - Present
Vice President		Estate and Leases
	A P East, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Management, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	A P Properties, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	A P Rural Land, Inc. +	Vice President– Real	8/07 - 9/07
Estate and Leases
	Allomon Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	AP Residential Realty, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	AP Wheels, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	APT Holdings Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	BNY Investment Management Services LLC++++	Vice President– Real	1/01 - Present
Estate and Leases
	BNY Mellon, National Association +	Vice President – Real	7/08 - Present
Estate and Leases
	Citmelex Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Eagle Investment Systems LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	East Properties Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	FSFC, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	Holiday Properties, Inc. +	Vice President– Real	8/07 - Present
Estate and Leases
	MBC Investments Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	MBSC Securities Corporation++	Vice President– Real	8/07 - Present
Estate and Leases
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Bank Community Development	Vice President – Real	11/07 - Present
	Corporation+	Estate and Leases

	Mellon Capital Management Corporation+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #1+	Vice President– Real	8/07 - Present
Estate and Leases
	Mellon Financial Services Corporation #4+	Vice President – Real	7/07 - Present
Estate and Leases
	Mellon Funding Corporation+	Vice President – Real	12/07 - Present
Estate and Leases
	Mellon Holdings LLC+	Vice President – Real	12/07 - Present
Estate and Leases
	Mellon International Leasing Company+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Leasing Corporation+	Vice President– Real	7/07 - Present
Estate and Leases
	Mellon Private Trust Company, National	Vice President – Real	8/07 - 1/08
	Association+	Estate and Leases

	Mellon Securities Trust Company+	Vice President – Real	8/07 - 7/08
Estate and Leases
	Mellon Trust of New England, N.A. *	Vice President – Real	8/07 - 6/08
Estate and Leases
	Mellon Trust Company of Illinois+	Vice President– Real	8/07 - 7/08
Estate and Leases
	MFS Leasing Corp. +	Vice President– Real	7/07 - Present
Estate and Leases
	MMIP, LLC+	Vice President– Real	8/07 - Present
Estate and Leases
	Pontus, Inc. +	Vice President– Real	7/07 - Present
Estate and Leases
	Promenade, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	RECR, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases

Name and Position
With Dreyfus	Other Businesses	Position Held	Dates

	SKAP #7+	Vice President – Real	8/07 - 11/07
Estate and Leases
	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

	Texas AP, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases
	The Bank of New York Mellon*****	Vice President – Real	7/08 - Present
Estate and Leases
	Trilem, Inc. +	Vice President – Real	8/07 - Present
Estate and Leases

James Bitetto	The Dreyfus Family of Funds*	Vice President and	8/05 - Present
Secretary		Assistant Secretary

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 27. Principal Underwriters

     (a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Government Money Market Fund
7.	Dreyfus BASIC U.S. Mortgage Securities Fund
8.	Dreyfus Bond Funds, Inc.
9.	Dreyfus Cash Management
10.	Dreyfus Cash Management Plus, Inc.
11.	Dreyfus Connecticut Municipal Money Market Fund, Inc.
12.	Dreyfus Dynamic Alternatives Fund, Inc.
13.	Dreyfus Funds, Inc.
14.	The Dreyfus Fund Incorporated
15.	Dreyfus Government Cash Management Funds
16.	Dreyfus Growth and Income Fund, Inc.
17.	Dreyfus Index Funds, Inc.
18.	Dreyfus Institutional Cash Advantage Funds
19.	Dreyfus Institutional Money Market Fund
20.	Dreyfus Institutional Preferred Money Market Funds
21.	Dreyfus Institutional Reserves Funds
22.	Dreyfus Intermediate Municipal Bond Fund, Inc.
23.	Dreyfus International Funds, Inc.
24.	Dreyfus Investment Funds
25.	Dreyfus Investment Grade Funds, Inc.
26.	Dreyfus Investment Portfolios
27.	The Dreyfus/Laurel Funds, Inc.
28.	The Dreyfus/Laurel Funds Trust
29.	The Dreyfus/Laurel Tax-Free Municipal Funds
30.	Dreyfus LifeTime Portfolios, Inc.
31.	Dreyfus Liquid Assets, Inc.
32.	Dreyfus Manager Funds I
33.	Dreyfus Manager Funds II
34.	Dreyfus Massachusetts Municipal Money Market Fund
35.	Dreyfus Midcap Index Fund, Inc.
36.	Dreyfus Money Market Instruments, Inc.
37.	Dreyfus Municipal Bond Opportunity Fund
38.	Dreyfus Municipal Cash Management Plus
39.	Dreyfus Municipal Funds, Inc.
40.	Dreyfus Municipal Money Market Fund, Inc.
41.	Dreyfus New Jersey Municipal Bond Fund, Inc.
42.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
43.	Dreyfus New York AMT-Free Municipal Bond Fund
44.	Dreyfus New York AMT-Free Municipal Money Market Fund
45.	Dreyfus New York Municipal Cash Management
46.	Dreyfus New York Tax Exempt Bond Fund, Inc.

47.	Dreyfus Opportunity Funds
48.	Dreyfus Pennsylvania Municipal Money Market Fund
49.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
50.	Dreyfus Premier GNMA Fund, Inc.
51.	Dreyfus Premier Investment Funds, Inc.
52.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
53.	Dreyfus Premier Worldwide Growth Fund, Inc.
54.	Dreyfus Research Growth Fund, Inc.
55.	Dreyfus State Municipal Bond Funds
56.	Dreyfus Stock Funds
57.	Dreyfus Short-Intermediate Government Fund
58.	The Dreyfus Socially Responsible Growth Fund, Inc.
59.	Dreyfus Stock Index Fund, Inc.
60.	Dreyfus Tax Exempt Cash Management Funds
61.	The Dreyfus Third Century Fund, Inc.
62.	Dreyfus Treasury & Agency Cash Management
63.	Dreyfus Treasury Prime Cash Management
64.	Dreyfus U.S. Treasury Intermediate Term Fund
65.	Dreyfus U.S. Treasury Long Term Fund
66.	Dreyfus 100% U.S. Treasury Money Market Fund
67.	Dreyfus Variable Investment Fund
68.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
69.	General California Municipal Money Market Fund
70.	General Government Securities Money Market Funds, Inc.
71.	General Money Market Fund, Inc.
72.	General Municipal Money Market Funds, Inc.
73.	General New York Municipal Money Market Fund
74.	Strategic Funds, Inc.

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
Ken Bradle**	President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
Jeffrey D. Landau*	Executive Vice President and Director	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Denise B. Kneeland****	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Kevin L. O’Shea***	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
William Germenis*	Vice President – Compliance and Anti-Money Laundering	Anti-Money Laundering
	Officer	Compliance Officer
Natalia Gribas*	Compliance - Anti-Money Laundering Officer	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President - Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President - Tax	None
John E. Lane******	Vice President – Real Estate and Leases	None
Jeanne M. Login******	Vice President – Real Estate and Leases	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Edward A. Markward*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer

(b)
Name and principal		Positions and Offices
Business address	Positions and offices with the Distributor	with Registrant

James Bitetto*	Assistant Secretary	Vice President and
Assistant Secretary
James D. Muir*	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 28.	Location of Accounts and Records

1.	The Bank of New York Mellon
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

2.	DST Systems, Inc.
1055 Broadway
Kansas City, MO 64105

3.	The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

Item 29.	Management Services

Not Applicable

Item 30.	Undertakings

None

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 13th day of May, 2010.

DREYFUS FUNDS, INC

BY:	/s/ Bradley J. Skapyak *
/s/ Bradley J. Skapyak, President

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	5/13/2010
Bradley J. Skapyak

/s/James Windels*	Treasurer (Principal Financial and	5/13/2010
James Windels	Accounting Officer)

/s/Joseph S. DiMartino*	Trustee, Chairman of the Board	5/13/2010
Joseph S. DiMartino

/s/James M. Fitzgibbons*	Trustee	5/13/2010
James M. Fitzgibbons

/s/Kenneth A. Himmel*	Trustee	5/13/2010
Kenneth A. Himmel

/s/Stephen J. Lockwood*	Trustee	5/13/2010
Stephen J. Lockwood

/s/Roslyn M. Watson*	Trustee	5/13/2010
Roslyn M. Watson

/s/Benaree Pratt Wiley*	Trustee	5/13/2010
Benaree Pratt Wiley

*By:	/s/James Bitetto
Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

I(2) Opinion and consent of Registrant’s counsel